UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EMC Corporation

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EMC Corporation revised an FAQ which was contained in a filing made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended, on October 15, 2015, to read as follows.

Class V Common Stock FAQ

A) General Questions

1)	What is the tracking stock?

The tracking stock will be a class of common stock (“Class V Common Stock”) issued by the parent company (“Denali”) of Dell Inc. (“Dell”) and EMC Corporation (“EMC”) following the merger contemplated by the merger agreement entered into on October 12, 2015 by and among Denali, Dell, EMC and Universal Acquisition Co. The tracking stock is intended to track and reflect the economic performance of approximately 65% of EMC’s current economic interest in the VMware business. Denali will issue a number of shares of Class V Common Stock at the completion of the merger such that the issued shares of Class V Common Stock will initially have a one-to-one relationship to approximately 65% of the number of shares of VMware common stock currently owned by EMC. Denali currently anticipates issuing approximately 223 million shares of Class V Common Stock.

2)	What will Denali’s ownership interest in VMware be upon the completion of the merger?

By acquiring EMC, upon the completion of the merger, Denali will indirectly acquire all of the common shares of VMware owned by EMC at that time. EMC currently owns approximately 343 million shares of VMware common stock, representing approximately 81% of the outstanding common shares of VMware. Assuming no change to EMC’s percentage ownership of VMware, the Denali Class V Common Stock issued at the completion of the merger is intended to track and reflect the economic performance of an approximately 53% economic interest in the VMware business. Denali’s remaining 28% economic interest in the VMware business will not be subject to the tracking stock and will be for the benefit of Denali’s other common stockholders. The completion of the merger will not change the ownership of VMware Class A common stock owned by public shareholders of VMware (which currently amounts to approximately 19% of the outstanding common shares of VMware) or the total number of VMware common shares outstanding at completion.

3)	Why is a tracking stock being used to finance the acquisition of EMC?

The Class V Common Stock will afford EMC shareholders the opportunity to benefit from any value creation that may result from any revenue synergies of the Class V Group with Dell. Collectively, EMC shareholders indirectly own approximately 81% of VMware. Upon the completion of the merger, EMC shareholders will receive shares of Class V Common Stock that will be publicly traded and that are intended to track, in the aggregate, an approximately 53% economic interest in the VMware business (assuming no change to the percentage economic interest of EMC in the VMware business prior to the completion of the merger and that EMC shareholders either are not entitled to or do not properly exercise appraisal rights).

Owning EMC’s interest in the VMware business is a fundamental part of Denali’s strategic rationale for this transaction. VMware’s success is important to the business strategy of a merger

Class V Common Stock FAQ

combining Dell and EMC, and Denali believes it will be in the best interests of its common stockholders after the merger to retain a large economic interest in the VMware business. Additionally, given constraints on the amount of cash financing available for the transaction, the issuance of the Class V Common Stock enables Denali to pay a higher purchase price for EMC than it could in a transaction consisting entirely of 100% cash consideration.

4)	Does Denali intend to repurchase Class V Common Stock after the completion of the merger?

Following the completion of the merger, Denali intends to consider opportunities to repurchase shares of Class V Common Stock from time to time. Any such repurchases will be subject to Denali’s ability to generate free cash flow (through operations, assets sales or otherwise), to Denali’s objective of reducing its indebtedness in the first 18-24 months after the completion of the merger and achieving an investment-grade rating for such indebtedness, to restrictions in Denali’s debt instruments, to the existence of sufficient lawfully available funds for such repurchases and to market conditions and other factors. Denali’s debt facilities are expected initially to permit up to $3 billion of such repurchases and other types of restricted payments, which amount may increase over time based on Denali’s net income and other factors.

5)	Will VMware become part of Denali’s consolidated group for U.S. federal income tax purposes?

Denali intends to seek to maintain a sufficient direct or indirect ownership interest in VMware to enable Denali to consolidate with VMware for U.S. federal income tax purposes. As a result, consistent with the practice of EMC, Denali may from time to time acquire, directly or indirectly, additional shares of VMware to the extent necessary to maintain U.S. federal income tax consolidation.

6)	What are your expectations about how the market price of the Class V Common Stock will correlate with the performance of the economic interest in the VMware business it is intended to track or with the market price of the VMware Class A common stock?

The Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business, but there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. Further, while investors may view the market price of the VMware Class A common stock as relevant to a valuation of the VMware business, because the Class V Common Stock and the VMware Class A common stock have different characteristics, which we expect may affect their respective market prices in distinct ways, the market prices of the two stocks may not be directly correlated. Tracking stocks often trade at a discount to the estimated value of the assets or businesses they are intended to track.

Class V Common Stock FAQ

7)	What happens if VMware issues common shares?

An issuance of additional common stock by VMware would dilute the ownership of all existing VMware common stockholders, including Denali. Similarly, the economic interest in the VMware business tracked by the Denali Class V Common Stock would be diluted on a pro rata basis.

8)	How common is tracking stock? Do other tracking stocks exist? When was the last time a tracking stock was issued?

Tracking stocks are relatively uncommon financing structures, and tracking stocks that track an economic interest in another publicly traded company are even less common. Tracking stocks have been utilized in the past by such blue chip companies as The Walt Disney Company, General Motors, Liberty Media, AT&T and Georgia Pacific, but they have been used infrequently since 2001. Tracking stocks have been used most recently by Fidelity National Financial, Inc. in June 2014 and on April 18, 2016, Liberty Media’s common stock was reclassified into three new tracking stocks.

9)	What type of information will the holders of the tracking stock receive?

Upon the effectiveness of the registration statement filed by Denali with respect to the Class V Common Stock, Denali will be required to file periodic reports, proxy statements and other information with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q that, following the completion of the merger, will include consolidated financial statements for Denali as a whole. In addition, Denali will include unaudited financial information that will show the attribution of its assets, liabilities, revenue and expenses to the Class V Group in accordance with its tracking stock policy. In addition, VMware will remain a public company and will continue to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC and issue periodic press releases and updates just as it does currently.

10)	How many shares of tracking stock will each shareholder of EMC receive?

Denali is expected to issue approximately 223 million shares of Class V Common Stock which will initially have a one-to-one relationship to approximately 65% of the number of shares of VMware common stock currently owned by EMC. Each shareholder of EMC will receive approximately 0.111 shares of Class V Common Stock for each share of EMC common stock, subject to adjustments provided for in the merger agreement. Such adjustments will not affect the initial one-to-one relationship between the number of shares of Class V Common Stock and shares of VMware common stock described above.

Class V Common Stock FAQ

B) Impact to EMC Shareholders

11)	Will there be any trading restrictions on the Class V Common Stock? Where will the Class V Common Stock trade?

Denali will apply for listing of the Class V Common Stock on the NYSE under the symbol “DVMT.” The Class V Common Stock will be freely transferable and will trade just like other publicly listed common stocks.

12)	Will the Class V Common Stock pay a dividend?

VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Denali does not presently intend to pay cash dividends on the Class V Common Stock. If VMware were to pay a dividend on the VMware common stock owned by Denali that is attributable to the Class V Group, Denali could, but would not be required to, distribute some or all of that amount to the holders of Class V Common Stock. The after-tax amount of any dividends paid on the VMware common stock owned by Denali that is attributable to the Class V Group, but not thereafter distributed by Denali to the holders of Class V Common Stock, would be allocated to the assets tracked by the Class V Common Stock. Any determination to reallocate or use such amounts for any purpose other than to pay dividends on the Class V Common Stock may be made only upon approval of the Capital Stock Committee of the Denali board of directors, a majority of the members of which must qualify as independent. For as long as Denali files consolidated U.S. federal income tax returns with VMware, Denali would not be subject to U.S. federal income tax on dividends received on the VMware common stock.

13)	Do owners of the tracking stock get to vote on VMware corporate matters?

The Class V Common Stock is common stock of Denali and will not vote on matters brought before the shareholders of VMware.

14)	Will the owners of tracking stock get to vote on Denali corporate matters?

Holders of Class V Common Stock will vote together with the other classes of Denali common stock as a single class, except in certain limited circumstances under which the holders of Class V Common Stock will have the right to vote as a separate class and except in the election of certain of Denali’s directors.

Each holder of record of Class V Common Stock will be entitled to one vote per share of Class V Common Stock. Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled.

Class V Common Stock FAQ

15)	Will the Class V Common Stock have exposure to credit risk at Denali?

Yes. Holders of Class V Common Stock will be subject to all risks associated with an investment in Denali and all of its businesses, assets and liabilities. The Class V Common Stock will not have ownership interests in specific businesses, assets or liabilities of Denali and will not entitle its holders to any special rights to receive specific assets of Denali. Denali believes that the merger will have a neutral or positive impact on Dell’s current corporate debt ratings. Since the completion of its going-private transaction in October 2013, Dell has generated significant free cash flow (defined as cash flows from operations minus capital expenditures), reduced its aggregate indebtedness by approximately $2.9 billion (with Denali reducing its aggregate indebtedness by $4.9 billion) and improved its corporate debt ratings.

17)	What are the governance provisions and protections for holders of the tracking stock?

With respect to related party transactions, VMware will continue to operate as a stand-alone public company. VMware’s board of directors has adopted a written policy and procedures for the review, approval and ratification of transactions involving related persons (which would include Denali following the completion of the merger) that provides that transactions with related persons are subject to review by its audit committee, which is composed of independent directors. In addition, Denali will create a Capital Stock Committee of its board of directors that will have the right to consent to certain actions taken by the full board of directors regarding the Class V Common Stock, including any changes to the policies governing the relationship between Denali and the business interests tracked by the Class V Common Stock. The Capital Stock Committee will consist of at least three members, the majority of whom must qualify as independent. All of the members of the Denali board of directors will have a fiduciary duty to act in the best interests of the company and its stockholders as a whole.

C) Impact to VMware Shareholders

18)	What impact will the tracking stock have on the VMware financial reporting information?

None. VMware will remain a publicly listed company and will continue to report financials in accordance with its status as a company listed on the NYSE. VMware will continue to have a public company board and independent directors.

19)	How will the tracking stock impact the capitalization of VMware?

The Class V Common Stock is common stock of Denali and its issuance will not impact the capitalization of VMware. The Class V Common Stock issued by Denali is intended to track a portion of Denali’s economic ownership interest in shares of VMware that are already outstanding. The issuance of the Class V Common Stock will not result in an increase in the number of shares of VMware common stock outstanding.

Denali Holding Inc. Disclosure Regarding Forward Looking Statements

This communication contains forward-looking statements, which reflect Denali Holding Inc.’s current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Factors or risks that could cause Denali Holding Inc.’s actual results to differ materially from the results it anticipates include, but are not limited to: (i) the failure to consummate or delay in consummating the proposed transaction; (ii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iii) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (iv) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc. common stock; (v) the effect of the announcement of the proposed transaction on Denali Holding Inc.’s relationships with its customers, operating results and business generally; and (vi) adverse changes in general economic or market conditions. Denali Holding Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

EMC Corporation Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC Corporation shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC Corporation’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC Corporation disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC Corporation for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. has filed with the SEC a Registration Statement on Form S-4 (File No. 333-208524) that includes a preliminary proxy statement/prospectus regarding the proposed transaction, and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC Corporation shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the preliminary proxy statement/prospectus and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC Corporation’s website (http://www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings”, or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, 01748, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

Denali Holding Inc., EMC Corporation and certain of their respective directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC Corporation shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC Corporation shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC Corporation’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2016 and in its Annual Report on Form 10-K filed with the SEC on February 25, 2016, and the amendment thereto on Form 10-K/A filed with the SEC on March 11, 2016. You can obtain free copies of these documents at the SEC’s website (http://www.sec.gov). You can also obtain free copies of these documents from EMC Corporation using the contact information above.